PRESS RELEASE
FOR IMMEDIATE RELEASE

Capital Bancorp Reports 20% Growth in Earnings for the Second Quarter of 2019
Rockville, Maryland, July 24, 2019 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $4.0 million, or $0.29 per diluted share, for the second quarter of 2019. By comparison, net income was $3.3 million, or $0.24 per diluted share, for the first quarter of 2019 and net income was $3.1 million, or $0.26 per diluted share, for the second quarter of 2018. Return on average assets was 1.39% and return on average equity was 13.23% for the second quarter of 2019. For the three months ended March 31, 2019, the return on average assets was 1.22% and return on average equity was 11.39%. For the three months ended June 30, 2018, the return on average assets was 1.22% and the return on average equity was 14.77%. For the six months ended June 30, 2019, net income grew 20% from $6.1 million, or $0.51 per diluted share during 2018 to $7.3 million, or $0.53 per diluted share.
2019 Second Quarter Highlights

•
Strong Quality Earnings - Net income for the second quarter of 2019 increased 21% to $4.0 million compared to $3.3 million for the first quarter of 2019. Diluted earnings per share for the three months ended June 30, 2019 was $0.29, compared to $0.24 per share for the three months ended March 31, 2019. Return on average assets was 1.39%, an increase of 17 basis points compared to the first quarter of 2019. Return on average equity was 13.23% for the second quarter of 2019, compared to 11.39% for the previous quarter.

•
Robust Asset Growth - Total assets increased $110.4 million, or 10%, to $1.2 billion during the second quarter 2019, and grew 12% for the six months ended June 30, 2019. The increase was fueled by loan growth and funded by deposit growth. For the quarter ending June 30, 2019, total loans increased $48.4 million, or 5% to $1.06 billion compared to $1.01 billion at March 31, 2019. Total deposits increased $69.3 million, or 7%, to $1.0 billion at June 30, 2019, compared to $967.7 million at March 31, 2019.

•
Continued Loan Growth - Loans improved year over year with growth of $135.5 million, or 15% compared to $920.8 million at June 30, 2018. Average loan balances have increased 13% year over year, with the largest growth from residential real estate and commercial loans.

•
Strong Core Deposit Growth and Deposit Mix - The Company continues to execute on its strategic initiative to improve the deposit portfolio mix from wholesale time deposits to noninterest bearing deposits. Accordingly, at June 30, 2019, noninterest bearing deposits increased by $37.2 million, or 31% annualized, compared to December 31, 2018. The growth was partially driven by an increase in OpenSky® deposits of $13.7 million, or 23% for the six months ended June 30, 2019. Noninterest bearing deposits increased 18% to $279.5 million for the six months ended June 30, 2019, compared to $237.4 million for the six months ended June 30, 2018.

•
Improving Net Interest Margin Excluding Credit Cards - Excluding credit card loans, the net interest margin increased for the three months ended June 30, 2019 to 4.37% from 4.30% in the prior quarter, and also increased from 4.29% in the same quarter in the prior year. Overall, the net interest margin improved 33 basis points to 5.79% for the second quarter of 2019 compared to the prior quarter, and increased 26 basis points from 5.53% in the same quarter of the previous year. The quarter over quarter increase this year was due to the increase in loan volume, yields and late fees on the credit card portfolio. The cost of deposits declined 2 basis points to 1.36% compared to the first quarter of 2019 due to the change in mix from time deposits to noninterest bearing accounts.

•
Record Credit Card Issuances - OpenSky® credit card issuances exceeded our expectations and set a quarterly high for the second consecutive time this year. During the quarter, new originations totaled 36.7 thousand compared to 35.1 thousand in the prior quarter, and 21.5 thousand in the second quarter of 2018. By taking advantage of our enhanced customer application and improved mobile servicing functionality, total open customer accounts increased by approximately 45,000, or 27%, from June 30, 2018, and exceeded 210,000 at June 30, 2019.

•
Profitable Mortgage Business - Capital Bank Home Loans ("CBHL"), formerly Church Street Mortgage, the Bank's residential mortgage banking division, increased the number of loans originated by 67% compared to the previous quarter, and continued to contribute to the Company's results of operations for the quarter with higher margins from the previous quarter.

•
Strong Asset Quality - Asset quality measures remain sound. Non-performing assets as a percentage of total assets decreased to 0.57% at June 30, 2019, compared to 0.63% at March 31, 2019, and increased 22 basis points from 0.35% at June 30, 2018. The increase from the previous year is attributable to a single borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected. As such, there have been no losses related to the increase in non-performing assets. Net charge-offs for the six months ended June 30, 2019 were $192 thousand, a decrease from $731 thousand for the same period last year.

"During the second quarter, we showed continued progress on our solutions and technology enabled strategy. Strong growth of commercial loans and deposits emerged as our new sales teams began to deliver results. The bank was also able to capitalize on a strong housing market and to utilize our direct marketing efforts to post good mortgage and card volume. We see continued opportunity to capitalize on market disruption and to recruit talent while keeping a close eye on credit risk and risk adjusted returns," said Ed Barry, CEO of Capital Bancorp.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended		2nd Quarter	Six Months Ended		YTD
	June 30,		2019 - 2018	June 30,		2019 - 2018
(in thousands except per share data)	2019	2018	% Change	2019	2018	% Change
Earnings Summary
Interest income	$20,289	$16,767	21.0%	$38,607	$33,431	15.5%
Interest expense	3,758	2,645	42.1%	7,332	4,924	48.9%
Net interest income	16,531	14,122	17.1%	31,275	28,507	9.7%
Provision for loan losses	677	630	7.5%	798	1,145	(30.3)%
Noninterest income	5,927	4,339	36.6%	10,019	8,417	19.0%
Noninterest expense	16,210	13,528	19.8%	30,540	27,128	12.6%
Income before income taxes	5,571	4,303	29.5%	9,956	8,651	15.1%
Income tax expense	1,548	1,158	33.7%	2,614	2,516	3.9%
Net income	$4,023	$3,145	27.9%	$7,342	$6,135	19.7%

Weighted average common shares - Basic(1)	13,719	11,611	18.2%	13,708	11,587	18.3%
Weighted average common shares - Diluted(1)	13,914	11,995	16.0%	13,888	11,986	15.9%
Earnings - Basic(1)	$0.30	$0.27	11.1%	$0.54	$0.53	1.9%
Earnings - Diluted(1)	$0.29	$0.26	11.5%	$0.53	$0.51	3.9%
Return on average assets	1.39%	1.22%	13.9%	1.30%	1.20%	8.3%
Return on average equity	13.23%	14.77%	(10.4)%	12.33%	14.92%	(17.4)%
_______________
(1) Gives effect to a four-for-one common stock split completed effective August 15, 2018.

	Quarter Ended		2nd Quarter	Quarter Ended
	June 30,		2019 vs. 2018	March 31,	December 31,	September 30,
(in thousands except per share data)	2019	2018	% Change	2019	2018	2018
Balance Sheet Highlights
Assets	$1,234,157	$1,067,786	15.6%	$1,123,752	$1,105,058	$1,072,905
Investment securities	39,157	49,799	(21.4)%	46,080	46,932	48,067
Mortgage loans held for sale	47,744	21,370	123.4%	21,630	18,526	21,373
Loans(1)	1,056,290	920,783	14.7%	1,007,928	1,000,268	955,412
Allowance for loan losses	11,913	10,447	14.0%	11,347	11,308	10,892
Deposits	1,037,004	938,364	10.5%	967,722	955,240	911,116
Borrowings and repurchase agreements	38,889	14,445	169.2%	3,010	7,332	28,239
Subordinated debentures	15,409	15,378	0.2%	15,401	15,393	15,386
Total stockholders' equity	123,118	86,994	41.5%	118,550	114,564	106,657
Tangible common equity	123,118	86,994	41.5%	118,550	114,564	106,657

Common shares outstanding	13,719	11,661	17.6%	13,713	13,672	13,191
Tangible book value per share	$8.97	$7.46	20.2%	$8.65	$8.38	$8.09
_______________
(1) Loans are reflected net of deferred fees and costs.

Operating Results - three months ended June 30, 2019 compared to three months ended June 30, 2018
Net interest income increased $2.4 million, or 17%, to $16.5 million for the three months ended June 30, 2019 compared to the same period in 2018. Net interest margin increased 26 basis points to 5.79% for the three months ended June 30, 2019 from 5.53% for the three months ended June 30, 2018. For the three months ended June 30, 2019, our average interest-earning assets increased by $121.3 million, or 12%, compared to the three months ended June 30, 2018, and the average yield on our interest-earning assets increased by 54 basis points. In comparison, our average interest-bearing liabilities increased $53.8 million, or 7%, from the second quarter of 2018 to the second quarter of 2019, with the respective average rate increasing by 48 basis points.
During the three months ended June 30, 2019, we recorded a provision for loan losses of $677 thousand, compared to $630 thousand during the three months ended June 30, 2018. Net charge-offs for the second quarter of 2019 were $111 thousand, or 0.04% of average loans, annualized. Net charge-offs for the second quarter of 2018 were $341 thousand, or 0.16% of average loans, annualized.
Noninterest income increased by $1.6 million, or 37% from $4.3 million for the three months ended June 30, 2018 to $5.9 million for the three months ended June 30, 2019, due largely to mortgage banking revenue. Noninterest expense was $16.2 million and $13.5 million for the three months ended June 30, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits, which include commissions paid on mortgage originations, data processing expenses, advertising, and other operating expenses.

Operating Results - six months ended June 30, 2019 compared to six months ended June 30, 2018
Net interest income increased $2.8 million, or 10%, to $31.3 million for the six months ended June 30, 2019 compared to the same period in 2018. Net interest margin decreased 3 basis points to 5.63% for the six months ended June 30, 2019 from 5.66% for the six months ended June 30, 2018. For the six months ended June 30, 2019, our average interest-earning assets had increased by $104.6 million, compared to the six months ended June 30, 2018, and the average yield on our interest-earning assets increased by 31 basis points. In comparison, our average interest-bearing liabilities increased $35.3 million from the second quarter of 2018 to the second quarter of 2019, with the respective average rate increasing by 58 basis points.
During the six months ended June 30, 2019, we recorded a provision for loan losses of $798 thousand, compared to $1.1 million during the six months ended June 30, 2018. Net charge-offs for the six months ended June 30, 2019 were $192 thousand, or 0.04% of average loans, annualized. Net charge-offs for the same period in 2018 were $731 thousand, or 0.16% of average loans, annualized.
Noninterest income increased by $1.6 million, or 19% from $8.4 million for the six months ended June 30, 2018 to $10.0 million for the six months ended June 30, 2019, due largely to mortgage banking revenue. Noninterest expense was $30.5 million and $27.1 million for the six months ended June 30, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits, which include commissions paid on mortgage originations, advertising and other expenses.

Financial Condition
Total assets at June 30, 2019 were $1.2 billion, up 15.6% as compared to $1.1 billion at June 30, 2018. Gross loans, excluding mortgage loans held for sale, were $1.1 billion as of June 30, 2019, compared to $920.8 million at June 30, 2018, an increase of 15%. Deposits were $1.0 billion at June 30, 2019, an increase of 11%, as compared to $938.4 million at June 30, 2018.
Our allowance for loan losses was $11.9 million, or 1.13% of loans, at June 30, 2019, which provided approximately 174% coverage of nonperforming loans at such date, compared to $10.4 million, or 1.13% of loans, and approximately 321% coverage of nonperforming loans at June 30, 2018. Nonperforming assets were $7.0 million, or 0.57% of total assets, as of June 30, 2019. Comparatively, nonperforming assets were $3.7 million, or 0.35% of total assets, at June 30, 2018. Of the $7.0 million in total nonperforming assets as of June 30, 2019, nonperforming loans represented $6.8 million and other real estate owned totaled $149 thousand. Included in nonperforming loans are troubled debt restructurings of $473 thousand, and one borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected.
Stockholders’ equity totaled $123.1 million as of June 30, 2019, compared to $87.0 million at June 30, 2018. The increase was due to increased earnings and net proceeds from the Company's initial public offering on September 28, 2018 of approximately $19.8 million. As of June 30, 2019, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Interest income
Loans, including fees	$19,804	$16,232	$37,648	$32,500
Investment securities available for sale	234	276	492	515
Federal funds sold and other	251	259	467	416
Total interest income	20,289	16,767	38,607	33,431
Interest expense
Deposits	3,195	2,309	6,438	4,259
Borrowed funds	563	336	894	665
Total interest expense	3,758	2,645	7,332	4,924
Net interest income	16,531	14,122	31,275	28,507
Provision for loan losses	677	630	798	1,145
Net interest income after provision for loan losses	15,854	13,492	30,477	27,362
Noninterest income
Service charges on deposits	138	117	236	242
Credit card fees	1,970	1,562	3,462	3,017
Mortgage banking revenue	3,715	2,499	6,091	4,928
Gain(loss) on sale of investment securities available for sale	26	1	26	(2)
Other fees and charges	78	160	204	232
Total noninterest income	5,927	4,339	10,019	8,417
Noninterest expenses
Salaries and employee benefits	8,111	6,211	14,898	12,512
Occupancy and equipment	1,102	1,088	2,196	2,171
Professional fees	609	471	1,228	845
Data processing	3,716	3,540	7,029	7,222
Advertising	531	331	973	755
Loan processing	340	348	645	609
Other real estate expenses, net	28	7	50	31
Other operating	1,773	1,532	3,521	2,983
Total noninterest expenses	16,210	13,528	30,540	27,128
Income before income taxes	5,571	4,303	9,956	8,651
Income tax expense	1,548	1,158	2,614	2,516
Net income	$4,023	$3,145	$7,342	$6,135

Consolidated Balance Sheets	(unaudited)
(in thousands)	June 30, 2019	December 31, 2018
Assets
Cash and due from banks	$12,253	$10,431
Interest bearing deposits at other financial institutions	65,284	22,007
Federal funds sold	1,991	2,285
Total cash and cash equivalents	79,528	34,723
Investment securities available for sale	39,157	46,932
Restricted investments	4,137	2,503
Loans held for sale	47,744	18,526
Loans receivable, net of allowance for loan losses of $11,913 and $11,308 at June 30, 2019 and December 31, 2018, respectively	1,044,377	988,960
Premises and equipment, net	7,202	2,975
Accrued interest receivable	4,649	4,462
Deferred income taxes	3,504	3,654
Foreclosed real estate	149	142
Prepaid income taxes	268	90
Other assets	3,442	2,091
Total assets	$1,234,157	$1,105,058

Liabilities
Deposits
Noninterest bearing	$279,484	$242,259
Interest bearing	757,520	712,981
Total deposits	1,037,004	955,240
Securities sold under agreements to repurchase	—	3,332
Federal funds purchased	—	2,000
Federal Home Loan Bank advances	38,889	2,000
Other borrowed funds	15,409	15,393
Accrued interest payable	2,039	1,565
Other liabilities	17,698	10,964
Total liabilities	1,111,039	990,494

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $.01 par value; 49,000,000 shares authorized: 13,718,665 and 13,672,479 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	137	137
Additional paid-in capital	50,071	49,321
Retained earnings	72,940	65,701
Accumulated other comprehensive loss	(30)	(595)
Total stockholders' equity	123,118	114,564
Total liabilities and stockholders' equity	$1,234,157	$1,105,058

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended June 30,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$38,573	$210	2.19%	$48,682	$219	1.80%
Federal funds sold	2,111	—	0.00%	1,483	6	1.62%
Investment securities	42,031	234	2.23%	50,739	276	2.18%
Restricted stock	4,428	41	3.75%	2,553	35	5.50%
Loans held for sale	34,635	681	7.88%	17,217	397	9.25%
Loans(2)(3)	1,024,306	19,123	7.49%	904,149	15,835	7.02%
Total interest earning assets	1,146,084	20,289	7.10%	1,024,823	16,768	6.56%
Noninterest earning assets	17,233			11,179
Total assets	$1,163,317			$1,036,002
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Now accounts	$96,702	89	0.37%	$76,770	53	0.28%
Savings	3,577	3	0.35%	3,602	3	0.33%
Money market accounts	333,248	1,434	1.73%	286,836	931	1.30%
Time deposits	277,402	1,669	2.41%	323,840	1,323	1.64%
Borrowed funds	63,083	563	3.58%	29,129	336	4.63%
Total interest bearing liabilities	774,012	3,758	1.95%	720,177	2,646	1.47%
Noninterest bearing liabilities:
Noninterest bearing liabilities	15,963			8,499
Noninterest bearing deposits	251,408			221,896
Stockholders’ equity	121,934			85,430
Total liabilities and stockholders’ equity	$1,163,317			$1,036,002

Net interest spread(4)			5.15%			5.09%
Net interest income		$16,531			$14,122
Net interest margin(5)			5.79%			5.53%
Net interest margin excluding credit cards			4.37%			4.29%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

	Six Months Ended June 30, 2019
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$34,879	$374	2.16%	$45,435	$338	1.50%
Federal funds sold	1,869	1	0.06%	1,644	12	1.50%
Investment securities	44,259	492	2.24%	51,917	514	2.00%
Restricted stock	3,588	92	5.17%	2,528	67	5.35%
Loans held for sale	24,519	1,032	8.49%	17,729	771	8.77%
Loans(2)(3)	1,011,971	36,616	7.30%	897,193	31,729	7.13%
Total interest earning assets	1,121,085	38,607	6.94%	1,016,446	33,431	6.63%
Noninterest earning assets	14,712			10,324
Total assets	$1,135,797			$1,026,770
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Now accounts	$87,416	167	0.38%	$72,252	99	0.28%
Savings	3,460	6	0.35%	3,501	4	0.26%
Money market accounts	325,173	2,748	1.70%	294,305	1,706	1.17%
Time deposits	298,805	3,517	2.37%	323,124	2,450	1.53%
Borrowed funds	44,603	894	4.04%	31,005	665	4.32%
Total interest bearing liabilities	759,457	7,332	1.95%	724,187	4,924	1.37%
Noninterest bearing liabilities:
Noninterest bearing liabilities	13,856			9,558
Noninterest bearing deposits	242,443			210,081
Stockholders’ equity	120,041			82,944
Total liabilities and stockholders’ equity	$1,135,797			$1,026,770

Net interest spread(4)			4.99%			5.26%
Net interest income		$31,275			$28,507
Net interest margin(5)			5.63%			5.66%
Net interest margin excluding credit cards			4.34%			4.27%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Earnings:
Net income	$4,023	$3,319	$3,486	$3,147	$3,145
Earnings per common share, diluted(1)(2)	0.29	0.24	0.25	0.26	0.26
Net interest margin	5.79%	5.46%	5.46%	5.56%	5.53%
Net interest margin, excluding credit cards	4.37%	4.30%	4.28%	4.26%	4.29%
Return on average assets(1)	1.39%	1.22%	1.27%	1.19%	1.22%
Return on average equity(1)	13.23%	11.39%	12.26%	13.69%	14.77%
Efficiency ratio	72.18%	76.08%	71.34%	74.20%	73.64%
Balance Sheet:
Loans(3)	$1,056,290	$1,007,928	$1,000,268	$955,412	$920,783
Deposits	1,037,004	967,722	955,240	911,116	938,364
Total assets	1,234,157	1,123,752	1,105,058	1,072,905	1,067,786
Asset Quality Ratios:
Nonperforming assets to total assets	0.57%	0.63%	0.44%	0.42%	0.35%
Nonperforming loans to total loans	0.65%	0.69%	0.47%	0.44%	0.35%
Net charge-offs to average loans (YTD annualized)	0.04%	0.03%	0.09%	0.11%	0.16%
Allowance for loan losses to total loans	1.13%	1.13%	1.13%	1.14%	1.13%
Allowance for loan losses to non-performing loans	174.05%	162.52%	241.72%	257.83%	320.78%
Bank Capital Ratios:
Total risk based capital ratio	11.91%	12.23%	12.25%	12.36%	12.34%
Tier 1 risk based capital ratio	10.65%	10.98%	11.00%	11.11%	11.09%
Leverage ratio	8.91%	9.05%	9.06%	9.01%	8.91%
Common equity Tier 1 ratio	10.65%	10.98%	11.00%	11.11%	11.09%
Tangible common equity	8.40%	8.93%	8.89%	8.72%	8.58%
Composition of Loans:
Residential real estate	$426,887	$421,346	$407,844	$388,141	$366,465
Commercial real estate	297,891	277,905	278,691	276,726	271,800
Construction real estate	169,225	157,338	157,586	144,012	149,192
Commercial and industrial	124,436	120,191	122,264	113,473	101,752
Credit card	40,141	32,359	34,673	33,821	32,522
Other	1,015	1,195	1,202	1,270	1,244
Composition of Deposits:
Non interest bearing	$279,484	$262,235	$242,259	$234,094	$237,361
Interest bearing demand	129,199	85,969	85,747	66,170	88,077
Savings	3,572	3,595	2,866	4,597	3,902
Time Deposits	277,048	295,809	335,471	330,423	333,083
Money Markets	347,701	320,114	288,897	275,832	275,941
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$134,409	$74,128	$70,826	$81,665	$95,570
Proceeds from loans held for sale, net of gains	105,418	71,693	73,883	81,029	92,195
Gain on sale of loans	3,715	2,375	2,097	2,451	2,500
Purchase volume as a % of originations	79.07%	78.42%	86.72%	92.72%	85.09%
Gain on sale as a % of loans sold(4)	3.40%	3.21%	2.76%	2.94%	2.64%
OpenSky Credit Card Portfolio Metrics:
Total active customer accounts	211,408	187,423	169,981	170,160	166,661
Total loans	$40,141	$32,359	$34,673	$33,821	$32,522
Total deposits at the Bank	$73,666	$65,808	$59,954	$59,978	$58,951
_______________

(1)	Annualized.

(2)	Gives effect to a four-for-one common stock split completed effective August 15, 2018.

(3)	Loans are reflected net of deferred fees and costs.

(4)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.2 billion at June 30, 2019 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com